Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

Lantheus Holdings, Inc. Announces Agreement to Sell Its Puerto Rico Radiopharmacy and PET Manufacturing Facility and Enter into Long-Term Supply Agreement

Transaction Extends Relationship with Strategic Partner

NORTH BILLERICA, MA., December 3, 2020 - Lantheus Holdings, Inc. (NASDAQ: LNTH) (the Company), the parent company of Lantheus Medical Imaging, Inc. and Progenics Pharmaceuticals, Inc., and a global leader in the development, manufacture and commercialization of innovative diagnostic and therapeutic agents and products, today announced its entry into a stock purchase agreement to sell its Puerto Rico radiopharmacy and positron emission tomography (PET) manufacturing facility (PMF) to PharmaLogic Holdings Corp. (PharmaLogic). As part of the transaction, Lantheus and PharmaLogic will also enter into a long-term supply agreement under which Lantheus will continue to supply PharmaLogic with Lantheus’ products and PharmaLogic will commit to purchase certain products. The transaction is subject to customary closing conditions and is expected to close early in the first quarter of 2021.

The transaction includes both the Lantheus radiopharmacy and PMF businesses located in San Juan, Puerto Rico. The radiopharmacy prepares individual, patient-ready doses of radiopharmaceuticals, and the PMF manufactures the drug product for individual, patient-ready doses of fluorodeoxygluocose (FDG). The long-term supply agreement provides that Lantheus’ nuclear medicine products currently sold through the radiopharmacy will continue to be available in Puerto Rico.

“This transaction extends our strategic relationship with PharmaLogic, the fundamental business of which is dedicated to nuclear medicine and radiopharmaceutical production, simplifies our distribution model in Puerto Rico, and allows us to use the proceeds from the transaction to invest in our core businesses and product pipeline,” said Mary Anne Heino, President and Chief Executive Officer of Lantheus. “We look forward to working closely with PharmaLogic to close the transaction and execute a smooth transition for customers, patients, suppliers and employees.”

“This transaction will further expand PharmaLogic’s geographical presence in North America,” said Steve Chilinski, Chief Executive Officer of PharmaLogic. “We are proud to be a customer-centric company committed to providing leading innovations and solutions to North American practitioners, and we are thrilled to partner with Lantheus to continue to provide their robust nuclear medicine portfolio to customers and patients in Puerto Rico.”

The purchase price for the transaction is $18 million in cash, subject to working capital and other customary adjustments. Proceeds from this transaction are intended to be used in the Company’s core businesses and product pipeline.

About Lantheus Holdings, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. and Progenics Pharmaceuticals, Inc., and a global leader in the development, manufacture and commercialization of innovative diagnostic and therapeutic agents and products. Lantheus provides a broad portfolio of products, including the echocardiography agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; AZEDRA® for the treatment of certain rare neuroendocrine tumors; and RELISTOR® for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies, Inc. The Company is headquartered in North Billerica, Massachusetts with offices in New York, New Jersey, Puerto Rico, Canada and Sweden. For more information, visit www.lantheus.com.

About PharmaLogic

PharmaLogic Holdings Corp is a leading radiopharmacy group with over 40 facilities across North America. In addition to managing PET cyclotron facilities and SPECT nuclear pharmacies distributing diagnostic agents and therapeutics to hospitals and clinics, PharmaLogic provides mobile PET imaging services, as well as supporting the translation of new radiopharmaceuticals from early stage clinical trials through commercialization. For more information, visit www.radiopharmacy.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “expect,” “intend,” “will” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include (i) conditions to the closing of the sale agreement may not be satisfied; (ii) the transaction may involve unexpected costs, liabilities or delays; (iii) the ability to secure, and the time and process of securing, regulatory approvals and other interactions with regulatory authorities for the transaction; (iv) the anticipated benefits of the transaction and use of proceeds from the transaction may not be fully realized or may take longer to realize than expected; (v) the impact of the COVID-19 pandemic on our business, financial condition and prospects; and (vi) the risk and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

Contacts:

Mark Kinarney

Senior Director, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Director, Corporate Communications

646-975-2533

media@lantheus.com